                                                                    EXHIBIT 99.2

             METALLURG HOLDINGS, INC. AND CONSOLIDATED SUBSIDIARIES
            PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS
                     THREE QUARTERS ENDED SEPTEMBER 30, 2002
                                   (UNAUDITED)
                                 (In thousands)

                                                                        Pro Forma
                                                        Historical   Adjustments(a)   Pro Forma
                                                        ----------   --------------   ---------
Total revenue .......................................    $237,116     $(30,088)(b)     $207,028
                                                         --------     --------         --------
Operating costs and expenses:
   Cost of sales ....................................     215,304      (25,603)(c)      189,701
   Selling, general and administrative expenses .....      25,816       (1,781)          24,035
   Environmental expense recovery ...................      (3,000)          --           (3,000)
   Restructuring charges ............................       2,488           --            2,488
                                                         --------     --------         --------
   Total operating costs and expenses ...............     240,608      (27,384)         213,224
                                                         --------     --------         --------
   Operating loss ...................................      (3,492)      (2,704)          (6,196)

Other income (expense):
   Other income, net ................................         181         (109)              72
   Interest expense, net ............................     (13,878)         149          (13,729)
                                                         --------     --------         --------
   Loss before income tax provision (benefit) and
      minority interest .............................     (17,189)      (2,664)         (19,853)

Income tax provision (benefit) ......................         771         (897)            (126)
                                                         --------     --------         --------
   Loss before minority interest ....................     (17,960)      (1,767)         (19,727)
Minority interest ...................................         (81)          28              (53)
                                                         --------     --------         --------
   Net loss .........................................    $(18,041)    $ (1,739)        $(19,780)
                                                         ========     ========         ========

----------
(a) Reflects the activity of MeSA.

(b) Reflects the following:

     Total revenue of MeSA................................................................................   $(31,168)
     Adjustment of intergroup activity between MeSA and the companies retained by Metallurg Holdings......      1,080
                                                                                                             --------
                                                                                                             $(30,088)
                                                                                                             ========

(c) Reflects the following:

     Total cost of sales of MeSA..........................................................................   $(26,683)
     Adjustment of intergroup activity between MeSA and the companies retained by Metallurg Holdings......      1,080
                                                                                                             --------
                                                                                                             $(25,603)
                                                                                                             ========